Exhibit 99.(g)

CUSTODY AGREEMENT

by and between

INVESCO QQQ TRUST, SERIES 1

and

THE BANK OF NEW YORK MELLON

TABLE OF CONTENTS

SECTION 1 CUSTODY ACCOUNTS; INSTRUCTIONS		1
1.1.	Definitions	1
1.2.	Establishment of Account	3
1.3.	Representations and Warranties	4
1.4.	Distributions	6
1.5.	Authorized Instructions	6
1.6.	Authentication	6
1.7.	On-Line Systems	7
1.8.	Information Security	7

SECTION 2 – CUSTODY SERVICES		9
2.1.	Holding Securities	9
2.2.	Depositories	10
2.3.	Agents	10
2.4.	Custodian Actions without Direction	10
2.5.	Custodian Actions with Direction	11
2.6.	Foreign Exchange Transactions	11

SECTION 3 –CORPORATE ACTIONS		12
3.1.	Custodian Notification	12
3.2.	Direction	12
3.3.	Voting Rights	12
3.4.	Partial Redemptions, Payments, Etc.	12

SECTION 4 –SETTLEMENT OF TRADES		13
4.1.	Payments	13
4.2.	Contractual Settlement and Income	13
4.3.	Trade Settlement	13

SECTION 5 –dEPOSITS AND ADVANCES		13
5.1.	Deposits	13
5.2.	Sweep and Float	13
5.3.	Overdrafts and Indebtedness	13
5.4.	Securing Repayment	14
5.5.	Setoff	14
5.6.	Bank Borrowings	15

SECTION 6 –SALE AND REDEMPTION OF SHARES		15
6.1.	Sale of Shares	15
6.2.	Redemption of Shares	15
6.3.	[Reserved]	15

SECTION 7 –PAYMENT OF DIVIDENDS AND DISTRIBUTIONS		16
7.1.	Determination to Pay	16
7.2.	Payment	16

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SECTION 8 –TAXES, REPORTS, RECORDS and other matters		16
8.1.	Tax Obligations	16
8.2.	Pricing and Other Data	17
8.3.	Statements and Reports	17
8.4.	[Reserved]	17
8.5.	Books and Records	18
8.6.	Required Disclosure	18
8.7.	Sanctions	19

SECTION 9 –provisions regarding the Custodian		19
9.1.	Standard of Care	19
9.2.	Limitation of Duties and Liability	20
9.3.	Losses	20
9.4.	Gains	20
9.5.	Centralized Functions	21
9.6.	Force Majeure	22
9.7.	Fees	22
9.8.	Indemnification	22

SECTION 10 –aMENDMENT; TERMINATION; ASSIGNMENT		22
10.1.	Amendment	23
10.2.	Termination	23
10.3.	Successors and Assigns	23

SECTION 11 –aDDITIONAL PROVISIONS		25
11.1.	Non-Custody Assets	25
11.2.	Appropriate Action	25
11.3.	Audit Rights	25
11.4.	Business Continuity Plan	26
11.5.	Anti-Money Laundering	27
11.6.	Mandatory Changes	27
11.7.	Data Ownership	27
11.8.	[Reserved]	27
11.9.	Governing Law	27
11.10.	Representations	27
11.11.	USA PATRIOT Act	28
11.12.	Non-Fiduciary Status	28
11.13.	Notices	28
11.14.	Entire Agreement	28
11.15.	Necessary Parties	28
11.16.	Execution in Counterparts	28
11.17.	Captions	28
11.18.	Service Level Agreements	28
11.19.	Series by Series Basis	28

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EXECUTION

CUSTODY AGREEMENT

CUSTODY AGREEMENT, dated as of December 19, 2025, between INVESCO QQQ TRUST, SERIES 1, as may be amended by the parties (the “Fund”), and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1.         Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“’40 Act” shall mean the Investment Company Act of 1940, as amended.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.5.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon Group” shall have the meaning set forth in Section 9.5.

“Book-Entry System” shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Centralized Functions” shall have the meaning set forth in Section 9.5.

“Certificate” shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“Confidential Information” shall mean all information disclosed under this Agreement by one party to the other party regarding the disclosing party’s business and operations.

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“Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

“Data Custodians” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean https://www.bnymellon.com/_global-assets/pdf/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Force Majeure Event” shall have the meaning set forth in Section 9.6.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ’40 Act identified to the Fund from time to time prior to use, and (d) the respective successors and nominees of the foregoing identified to the Fund prior to the use of such successor or nominee.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Operational Losses” shall have the meaning set forth in Section 2.1.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.1.

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“Required Care” shall have the meaning set forth in Section 2.1.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control), and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over the Fund.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer) that are acceptable to the Custodian.

“Security Incident” shall have the meaning set forth in Section 1.8.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, and if none are listed references to Series shall be references to the Fund. Series shall also include any future Series added by mutual agreement of the parties, as of the date agreed, to any amended and restated Schedule I.

“Shares” shall have the meaning set forth in Section 6.1.

“Subcustodian” shall mean a bank or other financial institution (other than a Foreign Depository) located outside the United States which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.

1.2.         Establishment of Account.

(a)            The Fund on its behalf and on behalf of each Series hereby appoints the Custodian as the custodian of all Securities and cash at any time delivered to the Custodian to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which the Custodian will hold Securities and cash as provided herein and its records will reflect the segregation of assets of a Series from the assets of any other Series. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of the Fund or each Series.

(b)            The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.

EXECUTION

(c)            The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, futures commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.

(d)            Upon the receipt of Instructions, the Custodian shall establish and maintain a segregated account or segregated accounts for and on behalf of any Series, into which account or accounts may be transferred cash and/or securities of the Series and collateral provided to the Series by its counterparties, (a) in accordance with the provisions of any agreement among the Fund, on behalf of the Series, the Custodian and a broker-dealer (registered under the Securities Exchange Act of 1934 and a member of the Financial Industry Regulatory Authority) relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Series, (b) in accordance with the provisions of any agreement among the Fund, on behalf of the Series, the Custodian and any futures commission merchant (registered under the Commodity Exchange Act) relating to compliance with the rules of the Commodity Futures Trading Commission or any registered contract market, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Series, (c) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Series or commodity futures contracts or options thereon purchased or sold by the Series, (d) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (e) for any other purpose in accordance with Instructions.

1.3.         Representations and Warranties. (a)  The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(i)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)          This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, on behalf of each Series, severally and not jointly enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar law affecting the enforcement of creditors’ rights generally and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

EXECUTION

(iii)          It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all applicable regulatory licenses, approvals and consents that the Fund believes is necessary to carry on its business as now conducted;

(iv)          It will not use the services provided by the Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(v)           Its board or its foreign custody manager, as defined in Rule 17f-5 under the ‘40 Act, has determined that use of each Subcustodian (including any Replacement Subcustodian) and each Depository which the Custodian is authorized to utilize in accordance with this Agreement satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 and Rule 17f-4 thereunder;

(vi)          The Fund or its investment adviser has determined, based in part on information provided by the Custodian pursuant to Section 2.1(e), that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(vii)         It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed with the Fund by the Custodian, that the Custodian may assume without further inquiry that Instructions given by person(s) duly authorized are valid and such Instructions may be acted upon as given;

(viii)        It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(ix)           Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(x)            It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(xi)           Subject to any line of credit or derivatives-related or similar agreement for the Fund of which the Custodian is advised, the Fund has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may require to assure such priority.

EXECUTION

(b)            The Custodian hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed each day, that:

(i)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(ii)          This Agreement has been duly authorized, executed and delivered by the Custodian, constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement; and

(iii)          It is conducting its business under this Agreement in substantial compliance with laws and requirements, both state and federal applicable to the provision of the services hereunder, and has obtained applicable regulatory licenses, approvals and consents necessary to provide the services hereunder.

1.4.         Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

1.5.         Authorized Instructions. The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed in good faith by the Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Fund agrees that the fact Instructions confirming Oral Instructions are not received shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian.

1.6.         Authentication. If the Custodian receives Instructions that it in good faith reasonably believes to appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that in the absence of the possession of actual knowledge to the contrary, the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be deemed to have a reasonable belief for purposes of Section 1.5 that such Instructions have been sent by an Authorized Person. The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

EXECUTION

1.7.         On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement. If the Fund or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible for the reliability or availability of any such service.

1.8.         Information Security.

Custodian has implemented, and agrees to maintain, information security policies and programs consistent with industry guidelines and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (i) protect the privacy, confidentiality, integrity and availability against any reasonably foreseeable threats or hazards to the Fund’s Confidential Information and (ii) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information. This Section 1.8 shall survive the termination of this Agreement for so long as Custodian is in possession of the Fund’s Confidential Information.

(a)            Administrative Safeguards. Custodian has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation of any security incident.

(b)            Physical Safeguards. Custodian has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

(c)            Technical Safeguards. Custodian has implemented, and agrees to maintain, commercially reasonable technical safeguards that include, but are not limited to, (i) logical separation of Confidential Information on information systems, (ii) access controls to maintain appropriate segregation of duties and limit access to information resources on a need-to-know and least privileged basis, (iii) complex passwords at least seven characters in length, changed on a regular basis, and stored and transmitted in a secure manner, (iv) device and software management controls to guard against viruses and other malicious or unauthorized software, (v) information system and software patching consistent with manufacturer recommendations, (vi) intrusion detection and prevention systems to guard against unauthorized information system access, (vii) encryption of Confidential Information transmitted across unsecure or public networks including enforcement of Transport Layer Security1 for e-mail exchanged between Custodian and the Fund, (viii) encryption of Confidential Information stored on mobile media, and mobile electronic devices, and (ix) audit logging that records user and system activities.

1 Transport Layer Security (or TLS) is a cryptographic protocol that provides secure (encrypted) communication for e-mail exchanged over the Internet between two organizations.

EXECUTION

(d)            Assessment & Remediation. The Funds, acting collectively through an authorized representative reasonably acceptable to the Custodian, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning Custodian’s information security practices and safeguards and may visit facilities relevant to the services provided to the Fund, provided, however, that no such documentation may be copied or removed from Custodian’s premises. Custodian, as its sole expense, shall commission an independent penetration test of externally facing information systems that process Confidential Information on at least an annual basis, remediate any material findings within a commercially reasonable timeframe, and provide the Fund with copies of any relevant independent SOC 1 audits.

(e)            Security Incident Management & Breach Notification. Custodian will notify the Fund, as promptly as reasonably possible under the circumstances, upon learning of a Security Incident (as defined below) involving the Fund’s Confidential Information. Security Incidents are defined as (1) the actual unauthorized access to or use of the Fund’s Confidential Information, or (2) the unauthorized disclosure, loss, theft or manipulation of the Fund’s Confidential Information that has the potential to cause harm to the Fund’s systems, employees, customers, information or brand name. Notification shall take the form of a phone call to the designated Fund contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of the Custodian representative that the Fund may contact to obtain updates. Custodian agrees to keep the Fund informed of progress and actions taken to resolve the incident and cooperate with the Fund in any litigation or investigation arising from said incident. Unless such disclosure is mandated by law, the Fund in its sole discretion will determine whether to provide explicit notification to the Fund’s shareholders, customers or employees concerning incidents involving the Fund’s personally identifiable information relating to such persons.

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SECTION 2 – CUSTODY SERVICES

2.1.            Holding Securities.

(a)            Subject to the terms hereof and any related service level agreement currently in effect between the parties, the Fund hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees for the benefit of the Fund on behalf of its Series. Securities held for a Series hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.1, Subcustodians and Depositories, and subject to subsection (e) of this Section 2.1, Foreign Depositories in connection with its performance hereunder. Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodian. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodian participates. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for a Series. The Custodian shall identify on its books and records the Securities and cash belonging to a Series, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder. Except as precluded by Section 8-501(d) of the Uniform Commercial Code (“UCC”), the Custodian shall hold all securities and other financial assets, other than cash, of a Series that are delivered to it in a “securities account” with the Custodian for and in the name of such Series and except as precluded by Section 8-501(d) of the UCC shall treat all such assets other than cash (except as provided in Section 2.3 above) as “financial assets” as those terms are used in the UCC.

(b)            The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing rules, terms, practices and procedures in the relevant market (“Required Care”). The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian (“Operational Losses”), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care; provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event. With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso) above, the Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian and the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of reasonable costs and expenses incurred by the Custodian).

EXECUTION

(c)            Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of a Series by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(d)            With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

(e)            With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events.

2.2.         Depositories. Provided that the Custodian has acted in accordance with the terms of this Agreement related to Depositories and Foreign Depositories, the Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository except to the extent such Depository or Foreign Repository is a BNY Mellon Affiliate. Notwithstanding the foregoing sentence, the Custodian shall be liable for repayment to the Fund of cash credited to the Fund’s, the Custodian’s or a Subcustodian’s account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).

2.3.         Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder. Except as otherwise provided herein, no such appointment shall discharge the Custodian from its obligations hereunder and the Custodian shall be responsible for the acts and omissions of any such Agent so employed as if the Custodian had committed such acts or omissions itself.

2.4.         Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:

(a)            Receive all eligible income and other payments due to the Accounts and make available to the Funds as promptly as practicable information regarding such amounts due but not paid;

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(b)            Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)            Facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);

(d)            Forward to the Fund or its designee information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts;

(e)            Forward to the Fund or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian. No further action or notification related to the bankruptcy case shall be required;

(f)            Endorse for collection checks, drafts or other negotiable instruments; and

(g)            Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.5.         Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:

(a)            Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, futures commission merchant or other third party specified in Instructions;

(b)            Take actions necessary to settle transactions in connection with futures, options on futures or securities, securities futures products, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

(c)            Deliver Securities in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.

2.6.         Foreign Exchange Transactions.

(a)            For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories and Foreign Depositories. Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.

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(b)            Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.

SECTION 3 – CORPORATE ACTIONS

3.1.         Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by the Custodian in its capacity as custodian from its contracted corporate action service providers the Custodian shall have no responsibility to notify the Fund unless Custodian is otherwise aware of such rights or discretionary corporate actions.

3.2.         Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee. If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be responsible for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3.         Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4.         Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

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SECTION 4 – SETTLEMENT OF TRADES

4.1.         Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2.         Contractual Settlement and Income. The Custodian may, to the extent permitted by market practice with respect to the Securities, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. Information regarding market practice will be made available to the Fund by Custodian. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3.         Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. Subject to the Custodian’s Standard of Care set forth in Section 9.1, the Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice.

SECTION 5 – dEPOSITS AND ADVANCES

5.1.         Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2.         Sweep and Float. Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian’s indirect compensation disclosures.

5.3.         Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if a Series is for any other reason indebted to the Custodian, the Custodian shall make available a report of such indebtedness and such Series shall repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

EXECUTION

5.4.         Securing Repayment. In order to secure repayment of a Series’ obligations to the Custodian, the Fund, on behalf of such Series, hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, but (i) subject to any line of credit for the Fund of which the Custodian is advised and (ii) only to the extent of a Series’ obligation and only during the period such obligation is outstanding, a continuing first lien and security interest in, and right of setoff against: (a) all of such Series’ right, title and interest in and to all Accounts in such Series’ name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof) but only to the extent of a Series’ obligation and only during the period such obligation is outstanding and (b) any other property at any time held by the Custodian for such Series. The Fund, on behalf of an applicable Series, represents, warrants and covenants that it owns the Securities in the Accounts free and clear of all liens, claims and security interests, and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund, on behalf of an applicable Series, shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent but only after prior notice to the Fund. The Custodian shall be entitled to collect from the Accounts of applicable Series sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement for such Series’ obligations; provided, however, that Custodian must first provide prompt advance notice of such potential action to the Fund. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect. The Accounts or other assets of a Series may not be used to satisfy the obligations of any other Series, nor may the Accounts or other assets of any other Series be used to satisfy the obligations of the first Series. No lien or security interest in, or right of setoff against, the Accounts or other assets of a Series shall apply to such Series except in connection with the obligations of such Series.

5.5.         Setoff. In addition to the rights of the Custodian under applicable law, at any time when a Series shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right to retain or set-off against such obligations of such Series any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for such Series, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to such Series under this Agreement in any currency provided however, that Custodian must first provide prompt advance notice of such potential action to the Fund. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights. Notwithstanding the foregoing, the Custodian shall have no rights of setoff as to any sums claimed to be owing hereunder but which are subject to a good faith dispute between the Custodian and the Fund.

EXECUTION

5.6.         Bank Borrowings. If a Series borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to Series on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the applicable Series’ prospectus. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not deliver any Securities.

SECTION 6 – SALE AND REDEMPTION OF SHARES

6.1.         Sale of Shares. Whenever a Series shall sell any shares issued by the Series (“Shares”) it shall deliver to the Custodian Instructions specifying the amount of cash and/or the particular Securities and the amount of each Security to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series. Upon receipt of such cash and/or Securities, the Custodian shall credit such cash and/or Securities to an Account in the name of the Series for which such cash was received.

6.2.         Redemption of Shares. Except as provided hereinafter, whenever a Series desires the Custodian to make a payment and/or a delivery of Securities out of the cash and Securities held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount of cash to be paid, if any, and the particular Securities and amount of each Security to be delivered, if any, for the redemption of such Shares. The Custodian shall make any such payment and such delivery of Securities of such total amount to the transfer agent specified in such Instructions out of the cash and Securities held in an Account of the appropriate Series.

6.3.         Reserved.

EXECUTION

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1.         Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it, or its agent, shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable and the payment date.

7.2.         Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the account of such Series the total amount payable to the dividend agent of such Series specified therein.

SECTION 8 – TAXES, REPORTS, RECORDS and other matters

8.1.         Tax Obligations. Each Series shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of such Series and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

(a)            The Custodian shall, upon receipt of sufficient information prior to Custodian’s deadlines, which are based on statutes of limitations in each market (which deadlines and statutes of limitations shall be sent in advance to the Funds), file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;

(b)            The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

(c)            The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian’s reasonable belief (or upon the Fund request), assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations or reclaims. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

(d)            The Custodian shall ensure that tax reclaims are filed within the required deadlines and shall put in place procedures and/or mechanisms to identify and inform the Fund of any exceptions and/or discrepancies. Custodian shall inform the Fund via NetInfo or similar notification (which notification shall be sent to the Fund) of any changes in the market that would impact the Fund's ability to file and/or collect outstanding tax reclaims.

Subject to and to the extent of receipt by the Custodian of relevant and necessary documentation and information prior to the Custodian’s deadlines (which deadlines shall be sent in advance to the Funds) with respect to the Funds and Series that the Custodian has requested, the Custodian shall perform the following services: (a) withhold or cause to be withheld the amount of tax which is required to be withheld under applicable tax law upon collection of any dividend, interest or other distribution with respect to any U.S. or non-U.S. securities and proceeds or income from the sale or other transfer of such securities held in custody with the Custodian; (b) maintain tax entitlement records for possible tax benefits available in markets of investment and monitor tax entitlements and tax reclaim records based on current situations in markets of investment to protect the Fund’s entitlements; (c) where the Fund is eligible, based upon its fiscal domicile and legal structure, coordinate tax exemption applications and reduction at source documentation requirements and file (or cause to be filed) the documentation with the appropriate market authorities on the Fund’s behalf; (d) file (or cause to be filed) tax reclaims for those markets in which the Custodian has notified the Fund that it offers tax reclaims on an ongoing basis on behalf of the Fund; and (e) make available to the Funds such information actually received by the Custodian that could, in the Custodian’s reasonable belief and sole discretion, assist any of the Funds in their submission of any reports or returns with respect to taxes.

EXECUTION

8.2.          Pricing and Other Data. In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Custodians. The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be responsible for errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder. The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets. Market Data may be the intellectual property of the Data Custodians, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found in the Data Terms Website. The Fund agrees to those terms as they are posted in the Data Terms Website from time to time. Certain Data Custodians may not permit the Fund’s directed price to be used. Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.

8.3.         Statements and Reports. The Custodian shall make available to the Fund a monthly report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month. The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods.

8.4.         Reserved.

EXECUTION

8.5.         Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access, at no additional cost, to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative or any successor custodian. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained. The Custodian agrees that it will store all records on media designed to protect their usability, reliability, authenticity and preservation for as long as they are needed for the Fund to meet its recordkeeping obligations under this Agreement and consistent with the ‘40 Act. The Custodian shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. The Custodian agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable and useable through any kind of system changes, for the entire period of the Fund’s recordkeeping obligations under this Agreement and consistent with the ‘40 Act, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format. In the event the Fund learns of pending or imminent litigation or reasonably anticipates litigation and sends a legal hold notice to Custodian or in connection with such litigation the Fund requires documents or other information to be produced, Custodian agrees to cooperate with the Fund (i) to determine what if any relevant documents and information Custodian has that may be subject to the hold and to take reasonable steps to preserve that information, and (ii) to develop and implement a joint litigation response plan, at the request of the Fund. The reasonable cost of such steps incurred by Custodian shall be assumed by the Fund unless the subject matter of the litigation implicates the Custodian in a breach of its obligations under this Agreement, in which case Custodian shall be responsible for its own reasonable costs related to such legal holds, document production or other litigation responses. This Section 8.5 shall survive the termination of this Agreement.

8.6.         Required Disclosure. With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that each applicable Series is the beneficial owner of the Securities attributable to such Series  As beneficial owner, the Fund has designated below on behalf of each Series whether the Fund objects to the disclosure of the applicable Series’ name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

EXECUTION

Pursuant to this Section 8.6, as Beneficial Owner:

☒ The Fund objects to disclosure

☐ The Fund does not object to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM A FUND.

8.7.         Sanctions.

(a)            Throughout the term of this Agreement, the Fund (i) shall maintain, and comply with, an Economic Sanctions Compliance Program which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither the Fund nor any of its affiliates, directors, officers, employees or clients (to the extent such clients are covered by this Agreement) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

(b)            The Fund will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 8.7, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 8.7. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Fund as soon as reasonably practicable. Notwithstanding the foregoing, Custodian acknowledges that the information available to the Fund regarding its clients is limited to authorized participants of the Fund. The Fund reasonably believes such authorized participants to be: (i) subject to US jurisdiction; (ii) regulated by FINRA; and (iii) operating in compliance with all laws, rules and regulations governing Sanctions.

SECTION 9 – provisions regarding the Custodian

9.1.         Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care, skill and diligence that a professional provider of custody services to funds would observe in these affairs and shall perform its duties without negligence, fraud, bad faith or willful misconduct (the Custodian’s “Standard of Care”). Notwithstanding any disclaimers by Custodian of liability to the Fund herein, the Custodian shall not be absolved of liability for any of its acts or omissions in connection with any services performed pursuant to this Agreement if such actions or omissions failed to satisfy the Standard of Care set forth in the preceding sentence.

EXECUTION

9.2.         Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

(a)            The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement, any amendments hereto and any service level agreement agreed upon between the parties.

(b)            The Custodian shall not be liable for any Losses that are not a direct result of the Custodian’s or its agent’s negligence, fraud, bad faith or willful misconduct;

(c)            The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

(d)            The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account, unless the delay or failure to receive the payment was the direct result of the Custodian’s, or its agent’s or designee’s, actions or inactions;

(e)            The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

(f)             The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account, or for the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

(g)            The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of a Series; and

(h)            The Custodian’s liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian (other than a BNY Mellon Affiliate), Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction is set forth in Section 2.1(b) and Section 2.2.

9.3.         Losses. Under no circumstances shall a party be liable to the other party or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if the other party has been advised of the possibility of such damages.

9.4.         Gains. Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the applicable Series is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian’s remedial action shall be solely for the account of the Custodian. The Custodian shall report to the Fund any loss assumed or benefit received by it as a result of taking such action.

EXECUTION

9.5.         Centralized Functions. Each party shall keep confidential any Confidential Information relating to the other party’s business. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about the Fund, the Fund’s underlying index, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Custodian and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Custodian a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by Custodian in connection with an independent third party compliance or other review; or (h) has been or is independently developed or obtained by the receiving party. The foregoing confidentiality provisions shall survive termination of this Agreement for as long as Custodian retains Confidential Information of the Fund.

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions and solely for the use of such information in providing services, improving the services or developing future services under this Agreement, (i) the Fund consents, and hereby confirms that it is authorized to consent, to the disclosure of and authorizes the Custodian to disclose information regarding a Series and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information; provided, however, that unless such Customer-Related Data is aggregated and anonymized, no such consent is provided for disclosure of Customer-Related Data to affiliates and subsidiaries of the BNY Mellon Group operating as a registered investment manager or adviser to funds, other collective investment vehicles, separate accounts or other investment management products and (ii) the Custodian may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers.

EXECUTION

9.6.         Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of the Custodian a (“Force Majeure Event”) provided, however, that in the event of a failure to perform, the Custodian shall use its commercially reasonable efforts to resume performance and mitigate the effects of any such failure to perform or to mitigate the damages contemplated by this Section 9.6 when it is reasonably able to do so and further provided that Custodian shall be liable for any loss to the Fund to the extent that the Custodian fails to maintain or keep updated the business continuity plan contemplated in Section 11.4 and such failure causes a loss to the Fund. If the Custodian is prevented from carrying out its obligations under the Agreement as a result of a Force Majeure Event for a period of 30 days, the Fund may terminate the Agreement by giving the Custodian not less than 30 days’ notice, without prejudice to any of the rights of any party accrued prior to the date of termination; provided, however, that if the Force Majeure Event is a regional wide or market wide event that has similarly affected substantially all other providers of services to funds substantially similar to the services provided hereunder in such region or market, the Fund’s termination right shall only arise at such time that two (2) or more of such providers are reasonably able and have begun to recommence the provision of such services. If the Custodian recommences the provision of the affected services in all material respects prior to the exercise by the Fund of its termination right, such termination right shall lapse if the Custodian gives notice to the Fund that it has done so (and it has in fact so recommenced the provision of services) and the Fund has not already provided notice of termination prior to such notice by the Custodian that it has recommenced the services in all material respects.

9.7.          Fees. The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at the Custodian’s standard rates for such services as may be applicable. The Fund shall also reimburse the Custodian for out-of-pocket expenses that are a normal incident of the services provided hereunder.

9.8.         Indemnification. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, to the extent relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s failure to satisfy the Standard of Care under this Agreement. The Custodian shall indemnify and hold harmless the Fund from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Custodian, to the extent relating to or arising out of the Custodian’s failure to satisfy its Standard of Care, except to the extent resulting from the Fund’s negligence, fraud, bad faith, or willful misconduct in the performance of this Agreement. This provision 9.8 shall survive the termination of this Agreement.

SECTION 10 – TERM; RENEWAL; aMENDMENT; TERMINATION; ASSIGNMENT

10.1.       Term. This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern Time) on December 18, 2032 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

EXECUTION

10.2.       Renewal. This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or the Custodian gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

10.3.      Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.4.       Termination. If the Fund or the Custodian materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Notwithstanding any other provision of this Agreement, a party to this agreement (the “Solvent Party”) may, in its sole discretion, terminate this Agreement immediately by sending notice thereof to the other party (the “Insolvent Party”) upon the happening of any of the following: (i) the Insolvent Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Insolvent Party any such case or proceeding; (ii) the Insolvent Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Insolvent Party or any substantial part of its property or there is commenced against the Insolvent Party any such case or proceeding; (iii) the Insolvent Party makes a general assignment for the benefit of creditors; or (iv) the Insolvent Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Solvent Party may exercise its termination right under this Section 10.4 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 10.4 shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 11.13 below, notice of termination under this Section 10.4 shall be considered given and effective when given, not when received.

EXECUTION

Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be then due to the Custodian, and shall reimburse the Custodian for the transaction costs of delivery out of the Securities and other financial assets of such Fund to a successor custodian, and other fees, expenses charges that were incurred prior to the termination of this Agreement. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash. Provisions authorizing the disclosure of information shall survive termination of this Agreement. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

The termination of this Agreement by one Fund shall not automatically terminate this Agreement for the other Funds on Schedule I. The removal of a Series from Schedule I shall not be deemed a termination of this Agreement. Notwithstanding any other provision of this Agreement, the parties agree that one or more Fund or Series may be removed from this Agreement in the event such Fund or Series is acquired, liquidated or otherwise terminated. The parties recognize that the continuity of the provision of custody services to the Accounts under this Agreement is essential, even though notice of termination of this Agreement may have been given, or this Agreement may have terminated. Despite any dispute between the parties, the Custodian undertakes that for a reasonable period not exceeding 180 days after the date of termination the Custodian will continue to provide custody services to the Fund under the terms of this Agreement, as requested by the Fund, and shall be compensated for such assistance at its currently in effect fee schedule. The Custodian will, in addition, provide commercially reasonable support for orderly transition, including transfer of the books and records of the Fund, in accordance with a transition plan (as set forth below) and at such rates as are negotiated in good faith and mutually agreed to by the parties.  Any provision of custody services after the 180 day period following the date of termination shall be under terms and at such rates as are negotiated in good faith and mutually agreed to by the parties.  The Custodian will provide commercially reasonable cooperation with any successor custodian in connection with the transition. The Fund shall reimburse the Custodian for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Custodian in the transition.

In connection with any termination of the Agreement for any reason whatsoever, the parties shall also reasonably cooperate with respect to the development of a transition plan setting forth a reasonable timetable for the transition and describing the parties’ respective responsibilities for transitioning the services to any successor custodian in an orderly and uninterrupted fashion. This Section 10.4 shall survive the termination of this Agreement.

10.5.       Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, except that the Fund or the Custodian may assign this Agreement to an affiliate without the need for such consent. The Agreement may be assumed by, a successor or survivor of a merger, consolidation, conversion, reorganization, domestication, or acquisition of substantially all of the assets of any Series, upon such succession or transaction and without any appointment or other action by the Fund or the Custodian. Any entity that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian shall, upon such succession and without any appointment or other action by the Funds, be and become successor custodian hereunder. The Custodian agrees to provide, to the extent practicable and legally permitted, 90 days’ notice of such successor custodian to the Funds. This Agreement shall be binding upon, and inure to the benefit of, the Funds and the Custodian and their respective successors and permitted assigns.

EXECUTION

SECTION 11 – aDDITIONAL PROVISIONS

11.1.       Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian, (“Non-Custody Assets”). Non-Custody Assets shall be designated on the Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2.       Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.

11.3.       Audit Rights. Upon thirty (30) days’ written notice and not more frequently than once in any twelve month period, the Funds or their designee may, subject to Custodian’s reasonable security and confidentiality requirements, inspect and/or conduct site visits to (i) review and assess relevant independent SOC 1 audits provided by Custodian evaluating Custodian’s processes and controls for any procedures relevant to the services, (ii) review and assess a summary of the Custodian’s or a BNY Mellon Affiliate’s disaster recovery and business continuity plans, and (iii) review and assess the Custodian’s or a BNY Mellon Affiliate’s compliance with this Agreement including, without limitation, the assessment of fees and possible overpricing and overcharging and the allocation of income and proceeds to the Funds. The Custodian agrees to cooperate with the Funds’ audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably disrupt Custodian’s ability to provide services to other clients in the course of its normal business.

Costs of any audits conducted under the authority of this right to audit and not addressed elsewhere will be borne by the Funds. Any adjustments and/or payments that must be made as a result of any such audit or inspection of the Custodian's invoices and/or records, including for any overpricing or overcharging by the Custodian, shall be made within a reasonable amount of time (not to exceed 90 days) from presentation of the Funds’ findings to the Custodian. Custodian shall not be entitled to reimbursement or repayment by the Fund or its affiliate for any costs or expenses incurred as a result of their efforts to comply with obligations under this Section 11.3.

EXECUTION

Custodian shall not be required to provide access to any systems or data or records that are not directly related to the provision of services to the Funds and in no event shall such reviews include any systems, data or other information relating to other clients of Custodian or any proprietary or confidential information of Custodian or require Custodian to disclose any information that would or might result in the waiver of any attorney-client privilege or other confidentiality privilege. Any such review shall not unreasonably disrupt the Custodian’s ability to provide services to other clients in the course of its normal business. The Funds and their internal and external professional advisors shall be required to comply with Custodian’s reasonable security requirements. Upon Custodian’s reasonable request, prior to access to Custodian’s personnel, agents, consultants, contractors, subcontractors, data, facilities and systems, each such person shall be required to sign a confidentiality agreement with Custodian that requires such person to meet the reasonable confidentiality requirements of Custodian.

11.4.       Business Continuity Plan. The Custodian shall provide internally, or shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Custodian shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions. Provided BNY Mellon has acted with the reasonable care and due diligence of persons acting in a similar capacity and maintains the business continuity plan contemplated in this section of the Agreement and further provided such loss of data or service interruption caused by equipment failure is not caused by the Custodian’s failure to meet the Standard of Care set forth in Section 9.1 of this Agreement in the performance of its duties under this Agreement, the Custodian shall have no liability with respect to the loss of data or service interruptions caused by equipment failure. Summaries of Custodian’s disaster recovery and business resiliency/continuity plans (“DR Plans”) pertinent to the services provided hereunder, which shall address Custodian’s ability to render services under this Agreement during and after a significant business disruption, including the availability to Custodian of back-up services and redundancies, will be provided to the Funds. Custodian reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise Custodian’s ability to maintain services in accordance with this Agreement.

Upon written request of the Funds, Custodian agrees to report to the Funds on its business continuity policy which may include an annual presentation on its business continuity procedures.  Custodian’s DR Plans shall be tested no less than annually with the ability of the Funds to participate in the testing unless impracticable.  The Custodian shall provide the Funds with summary results of such testing on an annual basis and, where unsuccessful tests or significant issues related to the services provided hereunder arise, provide sufficient evidence of remediation or resolution.  Custodian agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Funds or their designee upon Custodian becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services hereunder.  In the event of a material business disruption associated with the services outlined in this Agreement, Custodian agrees to cooperate with the Funds or their designee in responding to, resolving, and/or recovering from the disruption.  The occurrence of a Force Majeure Event will not relieve Custodian of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein.  In the event of a service disruption, once normal service has been restored, Custodian will promptly complete a root cause analysis report and email it to the Funds or their designee.  The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions Custodian will implement to ensure the disruption does not re-occur.

EXECUTION

11.5.       Anti-Money Laundering. Custodian represents and warrants that it is in compliance, in all material respects, with, and will continue to comply with, anti-money laundering laws and regulations applicable to it; Custodian is a financial institution subject to the USA PATRIOT Act of 2001, as amended, (the “Patriot Act”) and that it has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the Patriot Act and the rules and regulations promulgated thereunder. Additionally, neither Custodian nor any person or entity controlling, controlled by, or under common control with the Custodian or for whom the Custodian is acting as agent or nominee is a country, territory, organization, person or entity named on the Office of Foreign Assets Control (“OFAC”) list maintained by the U.S. Treasury Department.

11.6.       Mandatory Changes. The parties agree that any new costs, fees and/or expenses to be charged to the Fund that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees in relation to those charged by Custodian to its other clients.

11.7.       Data Ownership. The parties agree that any and all proprietary data provided by the Fund and including nonpublic account data generated by Custodian pursuant to the provision of services under this Agreement (but excluding Custodian’s proprietary data and third party data governed by a license agreement or similar written agreement) shall be owned exclusively by the Fund.

11.8.      [Reserved].

11.9.       Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The parties irrevocably waive any objection they may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties herby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.10.    Representations. Each party represents and warrants to the other party that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms or except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

EXECUTION

11.11.     USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.12.    Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.13.    Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund or its designee at the address set forth on the signature page or such other address as either party may designate in writing to the other party. All notices shall be effective upon receipt.

11.14.     Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.15.     Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Funds and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.16.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.17.    Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

11.18.     Service Level Agreements. The Custodian and the Funds may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. In such event, each party will perform its obligations in accordance with any service levels that may be agreed upon by the parties in writing from time to time, subject to the terms of this Agreement.

EXECUTION

11.19.    Series by Series Basis. The parties acknowledge that the obligations of the Funds and the Series hereunder are several and not joint, that no Fund or a Series shall be liable for any amount owing by another Fund or a Series and that the Fund has executed one instrument for convenience only. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund or Series under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund or Series and shall be payable solely from the available assets of such particular Fund or Series and shall not be binding upon or affect any assets of any other Fund or Series. This Section 11.19 shall survive the termination of this Agreement.

It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the particular Fund, as provided in its Trust Indenture and Agreement and Standard Terms and Conditions of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Trust Indenture and Agreement and Standard Terms and Conditions of Trust.

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EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.

Authorized Signer of:		Authorized Officer of:

INVESCO QQQ TRUST, SERIES 1		THE BANK OF NEW YORK MELLON

By:	/s/ Brian Hartigan	By:	/s/ Gerard Connors
Name:	Brian Hartigan	Name:	Gerard Connors
Title:	Principal Executive Officer	Title:	Vice President
Date:	December 19, 2025	Date:	December 19, 2025

Address for Notice:		Address for Notice:

3500 Lacey Road, Suite 700		The Bank of New York Mellon
Downers Grove, IL 60515		c/o BNY Mellon Asset Servicing

With a copy to:

11 Greenway Plaza, Suite 1000
Houston, TX 77046

EXECUTION

Schedule I